SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 6, 2006

     Reckson Associates Realty Corp. and Reckson Operating Partnership, L.P.

(Exact Name of Registrant as Specified in its Charter)

Reckson Associates Realty Corp. –		Reckson Associates Realty Corp. –
Maryland		11-3233650
Reckson Operating Partnership, L.P. –		Reckson Operating Partnership, L.P. –
Delaware	1-13762	11-3233647
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	Number)

     625 Reckson Plaza Uniondale, New York 11556

(Address of principal executive offices)

516-506-6000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x]	Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     SL Green Realty Corp. and Reckson Associates Realty Corp. have reached an agreement in principle with the plaintiffs to settle the pending class action lawsuits relating to the SL Green/Reckson merger. The settlement, which is subject to documentation, provides 1) for certain contingent profit sharing participation for Reckson shareholders relating to specified assets, 2) that if the merger closes on or before December 31, 2006, the Reckson shareholders will receive the full fourth quarter dividend, 3) for potential payments to Reckson shareholders of amounts relating to Reckson's interest in contingent profit sharing participations in connection with the sale of certain long island industrial properties in a prior transaction, and 4) for the dismissal by the plaintiffs of all actions with prejudice and customary releases of all defendants and related parties.

     On October 17, 2006, Reckson Associates Realty Corp. filed a proxy statement/prospectus relating to its proposed merger with SL Green and its affiliates. The discussion below supplements the section thereof entitled “SPECIAL FACTORS – Background of the Merger.”

     On December 6, 2006, American Real Estate Partners, L.P., a company controlled by Carl Icahn which had previously submitted an offer to acquire Reckson stated that it was disappointed at the lack of consideration given its acquisition proposal by the Board of Directors of Reckson. Carl Icahn, Chairman of AREP's General Partner, said that he believes that the offer was superior in value to the consideration being offered by SL Green in its pro-posed merger with Reckson. Mr. Icahn went on to state that "AREP's bid was a serious one which, in our mind, provided extra value to the Reckson stockholders and was worth pursuing. Obviously, and unfortunately, the Reckson Board disagreed." Mack Cali separately requested an opportunity to acquire assets subject to the Sale Agreement, but subsequently withdrew that request.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

RECKSON ASSOCIATES REALTY
CORP.

By: /s/ Michael Maturo

Name: Michael Maturo
Title: President, Chief Financial
Officer and Treasurer

RECKSON OPERATING
PARTNERSHIP, L.P.

By: Reckson Associates Realty Corp., its
General Partner

By: /s/ Michael Maturo

Name: Michael Maturo
Title: President, Chief Financial
Officer and Treasurer

Date: December 6, 2006